SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Capella Education Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

225 South 6th Street, 9th Floor

Minneapolis, Minnesota 55402

(888) 227-3552

March 24, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Capella Education Company to be held at the State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 13, 2008.

The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

This year for the first time we are taking advantage of a new Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy materials and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a copy of the proxy statement and our annual report by mail.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Stephen G. Shank Chairman and Chief Executive Officer

VOTING METHODS

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, through 11:59 p.m. (CT) on May 12, 2008.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number.

c.	Follow the simple instructions provided.

2.	BY INTERNET

a.	Go to the web site at www.eproxy.com/cpla, 24 hours a day, seven days a week, through 11:59 p.m. (CT) on May 12, 2008.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number and create an electronic ballot.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Your vote is important. Thank you for voting.

Notice of Annual Meeting of Shareholders

to be held on May 13, 2008

The annual meeting of shareholders of Capella Education Company will be held at the State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 13, 2008 for the following purposes:

1.	To elect a Board of Directors of nine directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To approve the Capella Education Company Annual Incentive Plan.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

4.	To transact other business that may properly be brought before the meeting.

Our Board of Directors has fixed March 14, 2008 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Gregory W. Thom Secretary

Minneapolis, Minnesota

March 24, 2008

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 13, 2008 at the State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors’ form of proxy to shareholders will commence on or about March 24, 2008.

Availability of Proxy Materials

As permitted by rules recently adopted by the Securities and Exchange Commission, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.

Record Date and Quorum

Only shareholders of record at the close of business on March 14, 2008 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 17,200,801 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2009 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 24, 2008. We must receive any other shareholder proposals intended to be presented at the 2009 annual meeting of shareholders at our principal executive office no later than February 12, 2009.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Other Proposals. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1—

ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors and currently consists of 10 members. Two of our current directors are not standing for reelection, and along with our other current directors, we have one additional director nominee. Therefore, effective with our annual meeting, our board has determined that we will have nine members of our Board of Directors. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Upon the recommendation of the Governance Committee of the Board of Directors, the board has nominated the nine persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees

Director Nominees: All of the nominees named below, except for Mark Greene, are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the Governance Committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership*
Stephen G. Shank	64	Chairman and Chief Executive Officer (Mr. Shank also serves as Chancellor of Capella University)	None
Mark N. Greene	53	Director Nominee	None
Jody G. Miller	50	Director	Governance (chair)
James A. Mitchell	66	Director	Compensation (chair)
Andrew M. Slavitt	41	Director	Compensation
David W. Smith	63	Director	Compensation, Governance
Jeffrey W. Taylor	54	Director	Audit, Compensation
Sandra E. Taylor	57	Director	Governance
Darrell R. Tukua	54	Director	Audit (chair)

*	Each of our non-management directors, or all of our directors except Mr. Shank, serves on the Executive Committee.

Our board of directors expects to appoint Mr. Greene to the Audit Committee upon his election as a director.

Stephen G. Shank founded our company in 1991 and has been serving as our chairman and chief executive officer since that time. Mr. Shank also has been serving as Chancellor of Capella University since 2001. Mr. Shank has been serving as a director of Capella University from 2006 to the present and from 1993 to 2003. Mr. Shank served as emeritus director of Capella University from 2003 to 2006. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, an NYSE-listed manufacturer of toys and games. Mr. Shank is a member of the Board of Directors of Tennant Company, an NYSE-listed manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School.

Mark N. Greene is the Chief Executive Officer of Fair Isaac Corporation, a provider of credit scoring, decision management, fraud detection and credit risk score services, a position he has held since February 2007.

From 1995 through 2007, Dr. Greene held various positions with IBM, a global technology company, including Vice President of Sales and Distribution for Financial Services and General Manager of Global Banking. Dr. Greene received his bachelor’s degree in Economics at Amherst, and holds masters and doctorate degrees in Economics from the University of Michigan.

Jody G. Miller has served as a director of our company since 2003. Ms. Miller serves as CEO and President of the Business Talent Group, a company matching independent business executives with interim and project-based assignments, which she founded in 2005. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teenage Pregnancy, a not-for-profit program devoted to reducing teen pregnancy, and since May 2005 has been serving as a member of the Board of Directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. From 2000 to 2004, Ms. Miller also served as member of the Board of Directors of Exide Technologies, an NYSE listed battery manufacturing company. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

James A. Mitchell has served as a director of our company since 1999. From 1993 to 1999, when he retired, Mr. Mitchell served as Executive Vice President of Marketing and Products of American Express Company, a diversified global financial services company. From 1984 to 1993, he served as Chairman, President and CEO of IDS Life, a life insurance company and a wholly owned subsidiary of American Express. From 1982 to 1984, he served as President of the reinsurance division at CIGNA Corp., an insurance company. Mr. Mitchell is Executive Fellow—Leadership at the Center for Ethical Business Cultures, a non-profit organization assisting business leaders in creating ethical and profitable cultures, and serves as a member of the Board of Directors of Great Plains Energy Incorporated, an NYSE-listed diversified public utility holding company. He earned a B.A. from Princeton University.

Andrew M. Slavitt has served as a director of our company since August 2007. Mr. Slavitt has served as the CEO of Ingenix, a UnitedHealth Group subsidiary that provides products and services to improve health care through information and technology, since November 2006, and he served as the COO of Ingenix from January 2005 through November 2006. From August 2004 through January 2005, Mr. Slavitt served as CEO of the consumer solutions business of UnitedHealth Group. Mr. Slavitt was the founder of HealthAllies, a consumer health care benefits company, and served as its CEO from August 1999 through August 2004. HealthAllies was acquired by UnitedHealth Group in 2003. Mr. Slavitt is a graduate of the Wharton School and The College of Arts & Sciences at the University of Pennsylvania, and received his M.B.A. from Harvard Business School.

David W. Smith has served as a director of our company since 1998 and is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith is a member of the boards of directors of Plato Learning, Inc. and Scientific Learning Corporation, both of which are Nasdaq listed companies. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa.

Jeffrey W. Taylor has served as a director of our company since 2002. Since 2003, Mr. Taylor has been the President of Pearson, Inc., the U.S. holding company of Pearson plc. From 2000 to 2003, Mr. Taylor served as Vice President of Government Relations for Pearson, Inc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor earned a B.S. from Indiana State University.

Sandra E. Taylor has served as a director of our company since 2006. Ms. Taylor served as Senior Vice President, Corporate Social Responsibility of Starbucks Corporation through 2007, where she had been employed since 2003, and is currently providing independent consulting services. Prior to joining Starbucks, Ms. Taylor served as Vice President and Director of Public Affairs for Eastman Kodak Company from 1996 until 2003. She has also held senior leadership positions with a number of other organizations, including ICI Americas Inc. and the European American Chamber of Commerce in the United States. In addition, Ms. Taylor sits on the boards of several non-profit organizations, including the Center for International Private Enterprise, the Seattle Public Library Foundation, the Public Affairs Council, the National Center for Asia-Pacific Economic Cooperation, and the Women’s Leadership Board of the Kennedy School of Government at Harvard University. Ms. Taylor received a B.A. from Colorado Women’s College, and a J.D. from Boston University School of Law.

Darrell R. Tukua has served as a director of our company since 2004. From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a public accounting firm he joined in 1976. Since 2005, Mr. Tukua has served on the Board of Directors of The MMIC Group, an insurance company, where he is also a member of the audit and budget committee. In 2007, Mr. Tukua became a member of the boards of directors of two subsidiaries of The MMIC Group, MMIC Technology Solutions and MMIC Agency. Mr. Tukua served as a board observer for MMIC from May 2004 to August 2005. In addition, Mr. Tukua has served since 2005 as a member of the Board of Directors and Audit and Compensation Committees of Gate City Bank, a retail and commercial bank. During 2004, Mr. Tukua was an advisory board member of Gate City Bank. Mr. Tukua earned a B.S. from the University of South Dakota.

None of the above nominees is related to each other or to any of our executive officers.

Current Directors not Standing for Reelection. Information about our two current directors not standing for reelection is set forth below.

S. Joshua Lewis has served as a director of our company since 2000. Since 2001, Mr. Lewis has been Managing Member and a Principal of Salmon River Capital LLC, a private equity/venture capital firm he founded. During 2000, he was a General Partner of Forstmann Little & Co., an investment firm. From 1997 to 1999, Mr. Lewis was a Managing Director of Warburg Pincus, a private equity/venture capital firm with which he was associated for over a decade. Mr. Lewis serves on several corporate, non-profit and advisory boards of directors. Mr. Lewis earned an A.B. from Princeton University and a D.Phil. from Oxford University.

Jon Q. Reynolds, Jr. has served as a director of our company since 2005. Since 1999, Mr. Reynolds has been a General Partner at Technology Crossover Ventures, a private equity and venture capital firm, which he joined in 1997. Mr. Reynolds earned an A.B. degree from Dartmouth College and an M.B.A. from Columbia Business School.

Board of Directors Meetings and Attendance

Our Board of Directors held five meetings and took action by written consent five times during fiscal year 2007. During fiscal year 2007, each director attended at least 75% of the aggregate number of the meetings of our Board of Directors and of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we do encourage each of our directors to attend annual meetings of our shareholders. Five directors attended the 2007 annual meeting of our shareholders.

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In January 2008, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who then served as a director under the rules of The Nasdaq Stock Market, Inc., or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Shank, who is also our chairman and chief executive officer.

Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our non-employee directors or our director nominee have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director. Based upon that finding, our Board of Directors determined that Messrs. Greene, Lewis, Mitchell, Reynolds, Slavitt, Smith, Taylor and Tukua, and Ms. Miller and Ms. Taylor, are “independent.” The following transactions, relationships or arrangements involving the following directors were considered in reaching this determination: Ms. Miller (receipt of bonus payment from Maveron, former investor in our company); Mr. Slavitt (health care services provided to our company through subsidiary of UnitedHealth Group); and Mr. Taylor (business relationship between our company and Pearson, Inc.). Based on a review of the details of these arrangements, our board of directors concluded that none of these arrangements precluded the directors from being “independent” under the applicable Nasdaq rules, and our board of directors does not believe that these arrangements interfere with the exercise of independent judgment by these directors.

Committees of Our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and an Executive Committee. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Audit Committee. Our Audit Committee consists of Messrs. Tukua (chair), Lewis and Taylor. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of the internal controls over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our Audit Committee are more fully described in the committee’s charter, a copy of which as mentioned in the immediately preceding paragraph is available on our website. Our Audit Committee held eleven meetings in fiscal year 2007. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of The Nasdaq Stock Market, Inc. and the federal securities laws. The Board of Directors has determined that each of Messrs. Tukua and Taylor qualifies as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.

Compensation Committee. Our Compensation Committee consists of Messrs. Mitchell (chair), Lewis, Reynolds, Slavitt, Smith and Taylor. Our Compensation Committee is responsible for, among other things, recommending the compensation level of our chief executive officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, stock options, perquisites and severance) of the other members of our senior executive team and administering our stock option plans and other compensation programs. The Compensation Committee also recommends compensation levels for board members and approves new hire offer packages for our senior executive management. The purpose and responsibilities of our Compensation Committee are more fully described in the committee’s charter. Our Compensation Committee held seven meetings and took action by written consent five times in fiscal year 2007.

Governance Committee. Our Governance Committee consists of Ms. Miller (chair), Messrs. Reynolds and Smith and Ms. Taylor. Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our Governance Committee are more fully described in the committee’s charter. Our Governance Committee held six meetings in fiscal year 2007.

Executive Committee. Our Executive Committee consists of all non-management members of our Board of Directors, or all of our directors except Mr. Shank, and is chaired by Mr. Smith, who is our lead director. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our chief executive officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan. The purpose and responsibilities of our Executive Committee are more fully described in the committee’s charter. Our Executive Committee held one meeting and meet in executive session five times in fiscal year 2007.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Code of Business Conduct

We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, principal accounting officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.capellaeducation.com. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. The Governance Committee will consider, at a minimum, the following factors in recommending to our Board of Directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our Board of Directors:

•

demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•

whether the member/potential member is subject to a disqualifying factor, such as: relationships with our competitors, customers, suppliers, contractors, counselors or consultants; or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a size and scope similar to us.

Director Nomination Process

Our Governance Committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

•	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors, and/or certain other directors;

•

recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

•	formal nomination by our Board of Directors.

In 2007, our Governance Committee recommended that our Board of Directors elect Mr. Slavitt, who was recommended to us by a non-management director. Our Board also retained an independent executive search firm to assist in the identification and evaluation of qualified director candidates. As a result of this search, the Board of Directors, upon recommendation of our Governance Committee, recommends Mark Greene to our shareholders for election as a member of our Board of Directors.

Our Governance Committee will reassess the qualifications of a director, including the director’s performance on our board to date, the director’s current employment, the director’s service on other boards and the director’s independence, prior to recommending a director for reelection to another term.

Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Lewis, Mitchell, Reynolds, Slavitt and Smith served as the members of our Compensation Committee. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communication with our Board of Directors

Interested parties may communicate directly with Mr. Smith, our lead director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as lead director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.

Our Board of Directors recommends that the shareholders vote for the election of each of the nine nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2—

APPROVAL OF CAPELLA EDUCATION COMPANY ANNUAL INCENTIVE PLAN

Our Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, approved the Capella Education Company Annual Incentive Plan (the “Plan”) on March 13, 2008, subject to shareholder approval. The purpose of the Plan is to tie compensation directly to performance metrics that we believe are important to our shareholders. The Plan provides cash awards to eligible management level employees to encourage them to produce a superior return for our shareholders and to encourage those members to remain in the employ of Capella Education Company. The Plan gives the Compensation Committee discretion to choose one or more appropriate performance targets by which to measure the performance of our management level employees, with the exception of the chief executive officer, in any given performance period. The Executive Committee of the Board of Directors has discretion with regard to awards made to our chief executive officer.

The basic features of the Plan are summarized below. The Plan operates in a similar manner to the Capella Education Company Annual Incentive Plan—Management Employees—2008 (the “2008 Annual Incentive Plan”) currently in effect for our management level employees for 2008 and the similar Annual Incentive Plan—Management Employees—2007 that was in effect last year. The Plan will not become effective unless approved by our shareholders. The Plan is a multi-year plan that can be used for awards in 2009 and future years.

Administration. The Compensation Committee, all of whose members are independent directors, will administer the Plan to the extent that awards relate to eligible management level employees, and the Executive Committee will administer the Plan to the extent that awards relate to our chief executive officer. The Compensation Committee and the Executive Committee, as applicable, are collectively referred to as the “Committee.” The Committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the Plan, as it considers appropriate, to eligible management level employees. The Committee will have authority to interpret all provisions of the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate its Plan administration authority to our chief executive officer and vice president of human resources with regard to eligible management level employees who are not executive officers. Awards granted pursuant to such delegated authority will be made consistent with the criteria established by the Committee and will be subject to any other restriction placed on the delegation by the Committee.

Eligibility. Any management level employee designated by the Committee from time to time is eligible to participate in the Plan. The Committee determines which management level employees will participate in the Plan for a given year or other performance period. Criteria considered by the Committee when selecting management level employees include scope and level of responsibility, organizational impact, internal equity and external competitiveness. Awards for management level employees who work less than full time will be prorated accordingly.

Determination of Performance Targets. Awards may be based on one or more of the following performance targets chosen by the Committee:

•	net revenue;

•	stock price;

•	market share;

•	sales;

•	earnings per share;

•	return on equity;

•	costs;

•	operating income;

•	net income before interest, taxes, depreciation and/or amortization;

•	net income before or after extraordinary items;

•	return on operating assets or levels of cost savings;

•	earnings before taxes;

•	net earnings;

•	asset turnover;

•	total shareholder return;

•	pre-tax, pre-interest expense return on invested capital;

•	return on incremental invested capital; and

•	free cash flow or cash flow from operations.

In addition, for any award, or portion of an award, to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance targets may include any other measures as the Committee may determine, including but not limited to customer satisfaction or learner success metrics.

The Committee may select different performance targets for different participants in any performance period. In addition to selecting the performance targets, the Committee will also approve the level of attainment required to earn a payment under an award. The required level of attainment can be measured as an absolute amount, on a per share basis, as a change from a prior performance period or relative to a designated peer group or index of comparable companies. The performance targets may be tied to corporate, group, unit, division, affiliate or individual performance.

Determination of Cash Incentive Amounts. The degree of attainment for each participant to receive an award will be determined by the Committee. At the end of the performance period, the Committee will certify in writing the degree to which performance targets were attained and the awards payable to the participants. The participants will receive payment in cash as soon as practicable, but in no event later than two and a half months after the performance period. At any time during the performance period, the Committee has discretion to amend the performance targets to reflect material adjustments in or changes to our policies, to reflect material corporate changes such as mergers or acquisitions, and to reflect such other events having a material impact on the performance targets, so long as such adjustments to awards qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code will not disqualify the award.

Maximum Payments. The maximum amount payable under the Plan to any covered officer under Section 162(m) of the Internal Revenue Code for any year cannot exceed $2 million.

Amendments. The Board of Directors may at any time terminate, suspend or modify the Plan and the terms and provisions of any award to any participant that has not been paid. Amendments are subject to approval of the shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code.

Tax Matters. As described in the Compensation Discussion and Analysis section of this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.” One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance targets and re-approve those material terms every five years. Amounts paid under the objective performance targets established under the Plan will, under current tax law, qualify as performance-based compensation if shareholders approve the Plan.

Plan Benefits. The Plan will be effective January 1, 2009 so long as it is approved at a meeting of the shareholders no later than December 31, 2008. As a result, the first awards granted under the Plan will relate to fiscal 2009. Amounts payable under the Plan for fiscal 2009 are not determinable because the performance targets and target opportunities will not be set by the Committee until early in fiscal 2009. However, the benefits paid to our named executive officers under the similar plan for fiscal 2007 are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 24.

Our Board of Directors recommends that the shareholders vote for approval of the Plan.

PROPOSAL NO. 3—

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

For the years ended December 31, 2007 and 2006, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2007	2006
Audit Fees(1)	$730,000	$582,500
Audit-Related Fees	—	—
Tax Fees(2)	22,535	10,000
All Other Fees(3)	1,500	1,500

Total Fees	$754,035	$594,000

(1)	Audit Fees relate to assurance and related services for the audits of the annual financial statements for fiscal years 2007 and 2006, the review of quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. In 2007, $250,300 related to services provided in connection with the auditor attestation required by Section 404 of the Sarbanes-Oxley Act of 2002, and $210,000 related to services provided in connection with our follow-on public offering, including the filing of our Registration Statement on Form S-1. In 2006, $285,000 related to services provided in connection with our initial public offering, including the filing of our Registration Statement on Form S-1.
(2)	For 2007 and 2006, tax services consisted of $22,535 and $10,000, respectively, for tax advisory services.
(3)	All Other Fees related to a license fee for an accounting database.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company’s independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company’s independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, that may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit

Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.

On a regular basis, management provides written updates to the Audit Committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company’s Audit Committee.

Our Board of Directors recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT COMMITTEE REPORT

The role of our Audit Committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and internal controls over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 with management; (b) reviewed and discussed with management their assessment of our company’s internal controls over financial reporting; (c) discussed with our company’s independent registered public accounting firm both the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU § 380) and their audit of our company’s internal controls over financial reporting; and (d) received the written disclosures from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

Darrell R. Tukua, Chair

S. Joshua Lewis

Jeffrey W. Taylor

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors establishes and oversees our compensation program as it applies to our executive officers. The Compensation Committee is responsible for ensuring that our compensation program positions us to compete successfully for skilled executive talent in our dynamic business environment. The goal of our compensation program is to align executive compensation with our company objective of creating value for our shareholders.

Our compensation design is influenced by the incentive compensation rules promulgated by the U.S. Department of Education. Under these rules, we may not provide any commission, bonus or other incentive payment to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity, based directly or indirectly on success in securing enrollments or awarding financial aid. Based on our application of these rules to our compensation programs, our executive incentive compensation programs are generally tied to overall company performance, as opposed to satisfaction of individual performance metrics.

Our Philosophy

Our compensation philosophy is based on the following principles:

•	Compensation programs should be designed to foster an innovative, high integrity and performance-oriented culture appropriate for our business strategies and values.

•	Compensation programs should support our need for executives with the appropriate skill sets to create and lead our company through expected future growth and in a dynamic competitive environment.

•	Compensation programs should include elements that are directly tied to performance metrics that we believe are important to our shareholders.

•	Executive compensation should reflect a split between base salary and variable compensation opportunity, which includes short-term and long-term incentive compensation.

•

General compensation arrangements, including base salary, short-term and long-term incentive opportunity, and perquisites and other compensation, should be consistent with relevant industry norms and must comply with all applicable rules and regulations including United States Department of Education incentive compensation regulations.

Compensation Determination

Benchmarking. We benchmark our executive compensation against the for-profit education sector, along with the general market for executive level talent. We recognize that a blended approach is necessary due to the fact that it is not possible to compare all our executive positions to comparables from one industry segment. For example, our University President position requires that we employ a highly experienced, highly educated executive with a strong academic leadership background. Therefore, we generally will benchmark against the for-profit education sector for that position. Other positions do not require the same education industry-specific background, and we therefore benchmark against broader information sources in those cases. Our approach with benchmarking has been to use information obtained and developed by members of our human resources staff in conjunction with compensation consulting firms.

For purposes of comparison to companies in the for-profit education sector in 2007, we reviewed the compensation levels of named executive officers at Apollo, Blackboard, Career Education Company, Corinthian Colleges, DeVry, eCollege, Education Management, EVCI, ITT Educational Services, Laureate, Lincoln Education Services, Strayer and Universal Technical Institute. For 2008, our list of peers also includes APEI, which went public during 2007, and does not include eCollege, Education Management or Laureate. The list of comparable companies in the for-profit education sector may change over time. For purposes of comparison to companies in general industry in 2007, we utilized well-established third party executive compensation survey sources that include a representative sample of organizations that, utilizing regression analysis, had approximately $300 million in annual revenue.

In early 2007, with assistance from the consulting firm Towers Perrin, the Compensation Committee benchmarked our compensation against surveys that included a specific set of companies in the for-profit education sector and companies in general industry. The Compensation Committee’s benchmarking of executive compensation included the following elements: base salary; total cash compensation, which is comprised of base salary and short-term incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. This information was used by the Compensation Committee to set compensation levels for 2007, which were generally between the median and 75th percentile of our peers.

Role of Compensation Consultants and Management. In late 2007, the Compensation Committee, with input from management, engaged Compensation Strategies Inc., to conduct an executive total compensation practices and benchmarking study during 2008. Compensation Strategies Inc. has been retained to assist with the review of four aspects of our executive compensation program: review and potentially revise our peer group for benchmarking purposes and compare our compensation practices to that group; design of the 2008 management incentive plan; potential redesign of our long-term incentive plan; and refinement of our overall executive compensation philosophy.

Compensation Strategies Inc. reports to the Compensation Committee and is working collaboratively with management and the Compensation Committee. Compensation Strategies Inc. does not have any other active consulting engagements with management.

As directed by the Compensation Committee, several of our senior executives play a role in establishing specific executive compensation plans, levels and amounts. On an annual basis, each of our executive officers completes a self-assessment of his or her performance. Our chairman and chief executive officer then prepares annual performance evaluations for all executive officers other than himself. Using information from these performance evaluations and other sources, our chairman and chief executive officer, in collaboration with our vice president of human resources and our compensation consulting firm, recommends to the Compensation Committee compensation levels for these executive officers. The Compensation Committee reviews the information presented and approves the compensation levels.

We have a separate annual review process for our chairman and chief executive officer. The process begins with our chairman and chief executive officer completing a self-assessment of his performance. The vice president of human resources and our compensation consulting firm review information from this self-assessment and other sources, and subsequently meet with the Chair of the Compensation Committee to discuss proposed compensation for our chairman and chief executive officer. The Chair of the Compensation Committee then conveys a proposal to the full Compensation Committee, which reviews and recommends the compensation level to the Executive Committee of our Board of Directors. The Executive Committee reviews the information presented and approves the compensation for our chairman and chief executive officer.

With regard to general compensation plan design and implementation, our vice president of human resources and our compensation consultant, under the direction of the Compensation Committee and our chairman and chief executive officer, gather information and make recommendations to the Compensation Committee. Our finance and legal departments provide information to the Compensation Committee on important accounting, tax, financial, disclosure and other legal matters that may be applicable to plan design and implementation decisions.

Compensation Elements

From time to time, we have entered into certain employment agreements addressing specific compensation arrangements when hiring senior executives. These are individually developed based on relevant considerations at the time of hiring. We have selectively offered signing bonuses and/or guaranteed incentive compensation for the first year of employment. Employment agreement terms have also included severance and change in control provisions. In those instances when we entered into employment agreements with senior executives, the Compensation Committee’s judgment was that such agreements were appropriate and necessary to retain the services of such executives.

Our current executive compensation mix includes the following elements: base salary; short-term incentive opportunity, generally in the form of annual cash bonuses based on achievement of company performance targets; long-term incentive opportunity, historically in the form of stock options; and other benefits generally available to all employees. Perquisites are not a significant component of our executive compensation. In contrasting between the various compensation elements, the short-term incentive opportunity is focused on annual company financial performance and learner satisfaction results, and the long-term incentive opportunity is currently based on long-term appreciation in value of our stock option awards. The Compensation Committee is currently reviewing our long-term incentive plan structure with input from management and Compensation Strategies Inc.

Base Salary

Base salary reflects the experience, knowledge, skills and performance record the executive brings to the position, and is influenced by market factors.

The Compensation Committee reviews executive salaries annually based on market survey data. In 2007, the Compensation Committee reviewed the salaries of all of our executive officers. In some cases, market competitive information may be difficult to obtain due to unique duties and responsibilities of a particular position. In those instances, we consider qualitative criteria, such as education and experience requirements, skills, complexity and scope/impact of the position compared to other executive positions internally.

Individual executive base salaries are reviewed annually and may be adjusted based on individual performance, company performance and placement relative to market-adjusted ranges. The performance assessment for each executive includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating executive performance for purposes of merit pay adjustments, the Compensation Committee also considers overall company performance, and the performance of the functional area(s) under an executive’s scope of responsibility.

Short-Term Incentive Opportunity

The short-term incentive opportunity for our executives is provided through our cash-based management incentive plan. This is a group incentive plan and is based on the company’s overall annual financial performance and a learner satisfaction measure. The management incentive plan is based on targets that reward strong company financial performance and growth, year over year, and is administered to comply with Department of Education guidelines described above in this Compensation Discussion and Analysis under “Overview.”

The level of participation for each executive in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also on market competitive factors. Target award opportunities are established as a percentage of the executive’s base salary, and currently range from 40% to 60% of base salary.

At the beginning of each year, the Compensation Committee approves a matrix that reflects payout opportunities based on the company’s achievement of certain financial objectives. Upon completion of the fiscal year, executives receive bonus payments, if any, pursuant to the terms of the management incentive plan and the matrix approved at the beginning of the year.

In 2007, our management incentive plan provided participants an opportunity to earn from 0% to 190% of targeted incentive depending on the degree to which the company achieved its annual performance objectives for revenue, operating income and a learner satisfaction component. We believe that focusing operating management on revenue and operating income ensures alignment between company performance and our objective to create shareholder value by focusing management’s attention on metrics that we believe are important and relevant to our shareholders. The learner satisfaction component is measured on a five point scale using a survey instrument that measures learner satisfaction over the course of the year against a pre-established baseline. We added the learner satisfaction component to our management incentive plan in 2007 to recognize the important role of our learners’ experiences in our ability to achieve our company goals, as we believe learner satisfaction indicates propensity to persist and recommend Capella University to others.

The financial metrics accounted for 90% of the targeted incentive opportunity and the learner satisfaction component accounted for 10% of the targeted opportunity in 2007. A plan participant could achieve a 190% maximum payout if we performed at the 200% level for both financial metrics, and the company performed at the 100% level on the learner satisfaction metric (90% * 200% + 10% = 190%). The revenue and operating income metrics were weighted equally so that each metric accounted for 50% of the total financial component targeted opportunity; however, if performance exceeded target, then revenue comprised 75% and operating income comprised 25% of the financial component. The minimum thresholds for incentive payouts in 2007 were set at 93% of our revenue objective and 95% of our operating income objective. Participants had the opportunity to earn a maximum payout when we achieved at least 101.4% of our revenue and operating income objectives. Performance between minimum and maximum levels would result in prorated payments to plan participants.

In 2007, the Company exceeded both the $223.1 million in revenue and $26.1 million in operating income required for participants to receive the maximum payout for achieving the financial metrics in the management incentive plan. The learner satisfaction metric was also satisfied. Because the maximum levels of performance were exceeded for all metrics, participants earned 190% of the targeted incentive opportunity in 2007.

In 2008, our financial metrics of revenue and operating income will again account for 90% of the targeted incentive opportunity, and a learner satisfaction component will account for 10% of the targeted opportunity. A plan participant can achieve a 200% maximum payout if we perform at the 200% level for both financial metrics and on the learner satisfaction metric ([90% * 200%] + [10% * 200%] = 200%). The maximum payout on the learner satisfaction metric increased from 10% in 2007 to 20% in 2008 because we were pleased with the extent to which management focused on learner satisfaction in 2007 and want to increase the emphasis on this metric in 2008.

In 2008, the revenue and operating income metrics are weighted with revenue accounting for 60% and operating income accounting for 40% of the financial component of the targeted opportunity. We are continuing to use revenue and operating income as our financial metrics because we believe these are the key valuation metrics used by our shareholders in evaluating our performance. We have simplified our plan design by eliminating the two-tier format we used last year, which weighted the revenue and operating income metrics differently depending on whether our performance exceeded target or not. The reason for this design change is that the 2007 two-tier design was difficult to explain and to administer, and we feel we can achieve the same objective of focusing management on these key financial metrics through the more simple weighting mechanism of the 2008 plan. The reason for weighting revenue growth at 60% and operating income growth at 40% in the 2008 plan is we believe “top line” revenue growth is more important to our shareholders, is more challenging to deliver and is the key driver behind our operating income growth.

For participants to earn any payout under the 2008 plan, the company must achieve a baseline minimum of 89% of its operating income objective. Assuming this threshold is met, payouts for the revenue metric will be achieved from a minimum of 96% to a maximum of 104% of target, and payouts for the operating income metric will be achieved from a minimum of 89% to a maximum of 110% of target. Performance between minimum and maximum levels will result in prorated payments to plan participants. Payouts under the 2008 management incentive plan will range between 0% and 200% of target incentive. A plan participant will achieve a 200% maximum payout if the company performs at that 200% level for both financial metrics and for the learner satisfaction metric (90% * 200% + 10% * 200% = 200%).

Shown below is a summary of the 2008 management incentive plan matrix.

Payout Level as a Percentage of Applicable Objective	Level of Achievement as Compared to Objective
	Revenue	Operating Income(1)
30%	96%	89%
100%	100%	100%
200%	104%	110%
Learner satisfaction measure:	Ranges from 0% to 200%

(1)	Achievement of operating income of at least 89% of the target is required as a condition to any payout for revenue or learner satisfaction performance.

The Compensation Committee believes this 2008 plan design will continue to result in the alignment of incentive opportunity with shareholder value creation. Our long-term (3-5 year) financial goals are to generate revenue growth of 18-22% and annual operating earnings growth of 25-30%. We believe that our incentive compensation payout ranges incent our executives to meet and exceed these goals by paying 0% at results which do not meet the minimum level of these long-term goals and paying at approximately 100% of target if the high end of these goals is achieved. Likewise, executives can achieve up to 200% of target payout if the top end of these goals is exceeded. Over the last three years ending in 2007, our payout level has been between 60% and 190% of target.

In making its annual determination of minimum, target and maximum payout levels under the management incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during the upcoming year. In hiring key executives, it has been in the past and may be in the future necessary to guarantee payout under the management incentive plan at a specified level in the first year of employment. This is situational, at the discretion of the Compensation Committee, and is not intended to be ongoing in nature.

Long-Term Incentive Opportunity

The long-term incentive opportunity for executives has historically been provided through the use of stock options with a four-year vesting schedule. We have on occasion granted options with shorter vesting schedules, including grants to our chairman and chief executive officer in 2007 and 2006 when we used two-year vesting schedules and in 2005 when a three-year vesting schedule was used. We used those vesting schedules to afford our chief executive officer additional flexibility, in recognition of our publicly disclosed succession planning objectives.

Options are granted to executives at the time of hire, and are typically granted annually thereafter once the executive has completed two years of service. The Compensation Committee relies on market survey information to help determine the size of new hire and annual stock option awards. Additionally, the Compensation Committee utilizes a formula that takes into account base compensation, position level and the fair market value of the company’s common stock to determine the size of the award (applying the Black-Scholes model). The Compensation Committee has discretion as to actual award size based on individual performance factors.

By way of example, if an executive’s base salary was $200,000 and target incentive percentage based on her position level was 60%, her target annual long-term opportunity would be $120,000. We would then divide $120,000 by the Black-Scholes value of the stock option at the time of grant (using a Black-Scholes value of $30.00, for purposes of this example), resulting in an award of 4,000 stock options.

Historically, stock options have generally been the only form of long-term incentive compensation used by the company. Annual target awards, based on a multiple of pay formula and calculated using Black-Scholes valuation, are 65% for the chairman and chief executive officer and 60% for the other named executive officers.

As stated previously, the Compensation Committee is considering alternative forms of long-term incentive compensation, beyond the current stock option-based plan, for future long-term incentive awards. Our 2005 Stock Incentive Plan provides the Compensation Committee flexibility in that regard, allowing for various award types, including restricted stock, stock appreciation rights and performance shares. We have recently awarded restricted stock, as well as stock options, in the pay packages offered to certain new members of management.

Perquisites and Other Compensation

Employee benefits offered to key executives are designed to meet current and future health and security needs for the executives and their families. Executive benefits are generally the same as those offered to all employees, except that medical insurance premiums are paid in full by the company for the named executive officers enrolled in our medical benefit plan and in a certain case, we have agreed to pay the cost of an annual comprehensive physical examination if the executive elects not to participate in our medical benefit plan. The employee benefits offered to all eligible employees include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements, and a 401K retirement savings plan that includes a partial company match. In addition, named executive officers are eligible to participate in our Senior Executive Severance Plan.

The 401K retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution of 100% on the first 2% of employee pay contributed, and 50% on the next 4% of employee pay contributed.

Our Senior Executive Severance Plan applies to our named executive officers and certain other senior executive officers. The plan provides severance benefits upon the occurrence of certain triggering events. The Compensation Committee believes that such a plan is necessary to attract and retain key executives in the company’s competitive employment market. Our Senior Executive Severance Plan pays additional benefits to most executives covered thereunder in the event of a change in control followed by an involuntary termination or termination for good reason. The Compensation Committee chose this “double trigger” design because it believed such design to be most consistent with current best practices.

Upon retirement, each executive officer is entitled to medical, dental and life insurance plan continuation for 18 months under the federal and state COBRA provisions at his or her election. In addition, the executive is entitled to elect to receive distributions from our 401(k) retirement plan, under the terms of that plan. Under our 1993 and 1999 Stock Option Plans, any vested but unexercised stock options may be exercised for a period of 60 days and three months, respectively, after retirement. Under our 2005 Stock Incentive Plan, vested but unexercised stock options may be exercised for up to one year after retirement.

Policies And Practices

Grants of Equity Awards. Prior to our initial public offering in 2006, we adopted a policy related to all grants of equity awards to ensure the most appropriate method, timing and delivery of equity awards. Under this policy, no grants shall occur on a date when our insider trading window is closed, which includes the period beginning the first day of the third month of a quarter, and continuing through the second trading day after a release of earnings, in addition to other times throughout the year when we may be aware of material, non-public information. Awards may be approved by the Compensation Committee during closed window periods; however, the grant date will be the first trading day after the trading window opens. This policy helps ensure that option grants are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information.

Promotional and other discretionary grants may occur at regularly scheduled Committee meetings throughout the year. The full Board of Directors must approve all equity awards to non-employee directors. Prior to February 12, 2008, the Compensation Committee had delegated authority to the chief executive officer to award equity grants to employees who were not executive officers in connection with promotions or their commencement of employment, subject to guidelines established by the Compensation Committee as to position level and award size, and subject to a quarterly maximum number of shares. On February 12, 2008, the Compensation Committee approved amendments to our equity grant procedures that are intended to limit any potential management discretion in our grant practices. All new hire and promotional equity grants now will be approved at the next regularly scheduled Compensation Committee meeting following the date of a recipient’s hire or promotion, and our CEO no longer has delegated authority to approve equity award grants.

We set the exercise price of the option award based on the closing price of our common stock on the date of grant.

Equity Terms and Conditions. In 2006, we determined the term of our stock options should not exceed seven years, which was shorter than the 10-year term used for prior option grants. This decision was based on a review of common practices among public companies in our industry. In 2006, we also adopted a practice of issuing only non-qualified stock options. This decision also considered common practice in the public company market. Vesting schedules for option awards are generally four years, at 25% per year. We believe this schedule reinforces performance over the long term, which will ultimately be reflected in the stock price.

Stock Ownership Guidelines. In February 2007, our Board of Directors adopted the following stock ownership guidelines for our officers:

Officer	Share Value (current market value)
Chief Executive Officer	Four times annual salary
Chief Operating Officer	Three times annual salary
Senior Vice Presidents	Two times annual salary
Vice Presidents(1)	One times annual salary

(1)	These stock ownership guidelines only apply to Vice Presidents who have been identified as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

The stock ownership guidelines can be met through holding shares (including shares within our retirement savings plan), in-the-money vested stock options, or a combination of the two. In addition, the stock ownership guidelines also set guidelines for the amount of stock that may be sold in any one quarter by any persons with the title “Vice President” or higher—these guidelines, as a percent of vested and outright stock holdings are as follows: 15% for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer; 20% for Senior Vice Presidents (other than the Chief Financial Officer); and 50% for Vice Presidents. Lastly, our insider trading policy prohibits executives from engaging in margin loans or otherwise pledging their shares.

Accounting and Tax Impact of Executive Compensation Programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). In 2006, we relied on an exemption from Section 162(m) for a plan adopted prior to the time a company becomes a public company. This transition exemption for our equity compensation plans will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan earlier. In 2007, none of our executives exceeded the $1 million limit as calculated in accordance with Section 162(m).

Commencing in 2009, we intend to design our cash-based management incentive plan to permit payments that constitute “performance-based compensation” and that are therefore exempt from the $1 million limit on deductible compensation under Section 162(m). As required under the tax rules, we must obtain shareholder approval of the material terms of the plan’s performance goals in order for payments under the plan to meet the Section 162(m) criteria for qualifying performance-based compensation, and we are seeking such shareholder approval as further described on page 10.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

James A. Mitchell, Chair

S. Joshua Lewis

Jon Q. Reynolds, Jr.

Andrew M. Slavitt

David W. Smith

Jeffrey W. Taylor

Summary Compensation Table

The following table shows, for our chief executive officer, our chief financial officer and the three other most highly compensated executive officers of our company, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2006 and December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
Stephen G. Shank	2007	424,547	—	356,854	485,141	9,266	1,275,808
Chairman and Chief Executive Officer	2006	410,385	—	776,848	—	6,435	1,193,668
Kenneth J. Sobaski	2007	412,594	—	421,860	392,883	7,999	1,235,336
President and Chief Operating Officer	2006	338,462	228,767	354,824	—	6,398	928,451
Lois M. Martin	2007	287,163	—	344,953	273,639	9,506	915,261
Senior Vice President and Chief Financial Officer	2006	277,923	—	511,512	—	8,052	797,487
Michael J. Offerman	2007	280,072	—	153,429	213,394	8,514	655,409
Vice Chairman—External University Initiatives(4)	2006	272,923	—	304,746	—	5,731	583,400
Reed A. Watson	2007	249,509	—	192,994	190,209	4,797	637,509
Senior Vice President, Marketing

(1)	The 2007 amounts represent the compensation cost we recognized during 2007 for financial statement purposes under FAS 123(R) for option awards granted in 2007 and prior years utilizing assumptions discussed in Note 10 to our financial statements for the fiscal year ended December 31, 2007, but disregarding the estimate of forfeitures related to service based vesting.
(2)	Based on 2007 company performance, incentive awards paid out at 190% of target incentive opportunity; for further information, see table under “Grants of Plan Based Awards in 2007” below.
(3)	Represents the value of our matching contribution to the 401(k) plan accounts of the named executive officers, and the premiums we paid for group term life insurance on behalf of the named executive officers. The amounts for 2007 include:

•	For Mr. Shank, a 401(k) matching contribution to his account of $8,406 and life insurance premiums paid on his behalf in the amount of $860.

•	For Mr. Sobaski, a 401(k) matching contribution to his account of $7,163 and life insurance premiums paid on his behalf in the amount of $836.

•	For Ms. Martin, a 401(k) matching contribution to her account of $8,924 and life insurance premiums paid on her behalf in the amount of $582.

•	For Dr. Offerman, a 401(k) matching contribution to his account of $7,946 and life insurance premiums paid on his behalf in the amount of $568.

•	For Mr. Watson, a 401(k) matching contribution to his account of $4,291 and life insurance premiums paid on his behalf in the amount of $506.

(4)	Prior to March 1, 2007, Dr. Offerman’s title was “Senior Vice President and University President.”

Grants of Plan-Based Awards in 2007

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($) (1)	Target ($)(2)	Maximum ($)(3)
Stephen G. Shank	—	165,969	255,337	485,141	—		—	—
	8/9/2007		—	—	15,240	(4)	42.65	279,518

Kenneth J. Sobaski	—	134,408	206,781	392,883	—		—	—

Lois M. Martin	—	93,613	144,021	273,639	—		—	—
	8/9/2007		—	—	9,189	(5)	42.65	174,612

Michael J. Offerman	—	73,003	112,312	213,394	—		—	—
	8/9/2007		—	—	8,937	(5)	42.65	169,824

Reed A. Watson	—	65,071	100,110	190,209	—		—	—

(1)	Reflects the minimum cash incentive payout possible under the Management Incentive Plan for 2007, which was 65% of target incentive opportunity.
(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2007 for achievement of 100% of target.
(3)	Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2007, for achievement in excess of 100% of target and up to the maximum, which was 190% of target incentive opportunity. Based on actual plan achievement, a maximum payout was earned.
(4)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 50% increments on each annual anniversary of the date of grant.
(5)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.

Determination of Fair Market Value for Option Awards of Common Stock

In determining the exercise price for stock option grant awards, under our 2005 Stock Incentive Plan, options must be granted at an exercise price not less than the fair market value of our common stock on the grant date, determined by reference to the closing price of our common stock on such date. Prior to our initial public offering in November 2006, the valuation used to determine the fair market value of our common stock at each grant date was performed internally and contemporaneously with the issuance of the options. The options expire on the date determined by the Board of Directors but may not extend more than 10 years from the grant date for options granted prior to August 2, 2006. On August 2, 2006, the Board of Directors approved a change to our stock option policy to shorten the contractual term from 10 years to seven years for future grants. The options generally become exercisable over a four-year period. Shares subject to options that expire or are cancelled become available for re-issuance under the 2005 Plan. We have also issued stock options under two discontinued plans (the 1993 and 1999 Plans). Stock options issued pursuant to the 1993 and 1999 Plans are still outstanding, however, unexercised options that are canceled upon termination of employment are not available for re-issuance.

Employment Agreement Provisions

The following provisions for individual employment agreements are applicable to understanding the tables. On February 27, 2006, we entered into a letter agreement with Kenneth J. Sobaski, pursuant to which Mr. Sobaski agreed to serve as President and Chief Operating Officer. Pursuant to the terms of the letter agreement, Mr. Sobaski received, among other things, (1) a signing bonus of $60,000, payable in 2006, (2) an initial annual base salary of $400,000, (3) an annual incentive compensation award targeted at 50% of his base salary (which was guaranteed for his first year of employment), and (4) options to purchase 165,000 shares of our common stock at an exercise price of $20.00 per share, of which 82,500 have vested, with the remaining vesting on each of February 27, 2009 and 2010, subject to acceleration in certain situations.

On October 25, 2004 we entered into a letter agreement with Lois M. Martin, pursuant to which Ms. Martin agreed to serve as our senior vice president and chief financial officer. Pursuant to the terms of the letter agreement, Ms. Martin received, among other things, (1) an annual incentive compensation award targeted at 40% of her annual base salary, and (2) an option to purchase 100,000 shares of our common stock at an exercise price of $20.00 per share, of which 75,000 have vested, with the remaining vesting on November 15, 2008, subject to acceleration in certain situations. Through December 31, 2007, Ms. Martin has exercised options to acquire 30,000 shares.

On June 6, 2006 we entered into a letter agreement with Reed A. Watson, pursuant to which Mr. Watson agreed to serve as our Senior Vice President of Marketing. Pursuant to the terms of the letter agreement, Mr. Watson received, among other things, (1) an annual incentive compensation award targeted at 40% of his annual base salary, and (2) an option to purchase 75,000 shares of our common stock at an exercise price of $20.00 per share, of which 18,750 have vested, with the remaining vesting on each of June 26, 2008, 2009, and 2010, subject to acceleration in certain situations.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2007.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stephen G. Shank	—	15,240	42.65	8/8/2014	(1)
	—	8,982	20.00	8/11/2015	(2)
	—	761	17.72	7/28/2014	(3)
	2,526	—	11.92	10/22/2013	(4)
	—	14,730	20.00	8/1/2013	(5)
	—	5,643	19.49	7/28/2009	(6)
	11,490	—	13.11	10/22/2008	(7)
Kenneth J. Sobaski	41,250	123,750	20.00	2/26/2016	(8)
Lois M. Martin	25,316	—	20.00	2/14/2016	(9)
	—	8,247	20.00	8/11/2015	(10)
	53,247	25,000	20.00	10/26/2014	(11)
	4,604	13,812	20.00	8/1/2013	(12)
	—	9,189	42.65	8/8/2014	(13)
Michael J. Offerman	24,849	—	20.00	2/14/2016	(14)
	8,278	8,278	20.00	8/11/2015	(15)
	11,409	3,802	17.72	7/28/2014	(16)
	4,522	13,564	20.00	8/1/2013	(17)
	10,140	—	14.25	7/25/2011	(18)
	—	8,937	42.65	8/8/2014	(19)
Reed A. Watson	18,750	56,250	20.00	6/25/2016	(20)

(1)	Stock option granted on 8/9/2007 for 15,240 shares vests and becomes exercisable in 50% increments on each yearly anniversary of the date of the grant.

(2)	Stock option granted on 8/12/2005 for 26,971 shares vests and becomes exercisable in 33 1/3% increments on each yearly anniversary of the date of grant.
(3)	Stock option granted on 7/28/2004 for 19,973 shares vests and becomes exercisable in 32.1% increments on the first three yearly anniversaries of the date of grant, and 3.7% on the fourth anniversary of the date of grant.
(4)	Stock option granted on 10/23/2003 for 10,103 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(5)	Stock option granted on 8/02/2006 for 29,461 shares vests and becomes exercisable in 50% increments on each yearly anniversary of the date of grant.
(6)	Stock option granted on 7/28/2004 for 5,643 shares vests and becomes exercisable in full on 7/28/2008.
(7)	Stock option granted on 10/23/2003 for 33,556 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(8)	Stock option granted on 2/27/2006 for 165,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(9)	Stock option granted on 2/14/2006 for 25,316 shares vested on December 31, 2006. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.
(10)	Stock option granted on 8/12/2005 for 16,494 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(11)	Stock option granted on 10/27/2004 for 100,000 shares vests and becomes exercisable in 25% increments on November 15 of each year over a four year period.
(12)	Stock option granted on 8/02/2006 for 18,416 shares vests and becomes exercisable in 25% increments on each of the yearly anniversary of the date of grant.
(13)	Stock option granted on 8/09/2007 for 9,189 shares vests and becomes exercisable in 25% increments on each of the yearly anniversary of the date of grant.
(14)	Stock option granted on 2/14/2006 for 24,849 shares vested on December 31, 2006. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.
(15)	Stock option granted on 8/12/2005 for 16,556 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(16)	Stock option granted on 7/28/2004 for 15,211 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(17)	Stock option granted on 8/02/2006 for 18,086 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(18)	Stock option granted on 7/26/2001 for 75,000 shares vests and becomes exercisable in 25% increments on June 11 of each year over a four year period.
(19)	Stock option granted on 8/09/2007 for 8,937 shares vests and becomes exercisable in 25% increments on each of the yearly anniversary of the date of grant.
(20)	Stock option granted on 6/26/2006 for 75,000 shares vests and becomes exercisable in 25% increments on each of the yearly anniversary of the date of grant.

Option Exercises in Fiscal Year 2007

The following table sets forth certain information concerning stock option exercises by the named executive officers in 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Stephen G. Shank	246,365	10,229,385
Kenneth G. Sobaski	—	—
Lois M. Martin	30,000	1,201,385
Michael J. Offerman	85,046	2,502,578
Reed A. Watson	—	—

(1)	The value realized on exercise is calculated as the multiple of (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held, minus (B) the applicable exercise price of those options.

Potential Payments Upon Termination or Change-in-Control

On September 11, 2006, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our chief executive officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. Currently, the participants in the Senior Executive Severance Plan include our chief executive officer and chairman of the board of directors, president and chief operating officer, and all senior vice president level employees and vice president level employees, including all of the named executive officers in the Summary Compensation Table.

Under the Senior Executive Severance Plan, a qualifying severance event occurs if, unrelated to a change-in-control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change-in-control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change-in-control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay ranging from 12 to 24 months, outplacement assistance, and continuation coverage under certain employee benefit plans for up to 18 months (subject to adjustment, alternative or previous severance benefits). For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the continuation period, just as he/she would have paid during his/her employment. Severance payments are made bi-weekly in accordance with our standard payroll practices. In change-in-control situations involving a qualifying termination within 24 months of the change-in-control event, a participant (except the chief executive officer) may also be eligible to receive payment of 200% of any targeted bonus for the year of termination; the chief executive officer may be eligible to receive payment of 80% of any targeted bonus for the year of termination. We have also provided specific severance benefits to certain of our executives under such executives’ employment agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any payments due under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.

Our Board of Directors, chief executive officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change-in-control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan, or termination of the Plan, adopted within six months prior to a change in control will become null and void upon the change-in-control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.

For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

•

“Cause” means (1) employee’s commission of a crime or other act that could materially damage our reputation; (2) employee’s theft, misappropriation, or embezzlement of our property; (3) employee’s falsification of records maintained by us; (4) employee’s failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee’s misconduct directed toward learners, employees, or adjunct faculty; or (6) employee’s failure substantially to perform the material duties of employee’s employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

•

“Good Reason” means (1) the demotion or reduction of the executive’s job responsibilities upon a Change-in-Control; (2) executive’s total targeted compensation is decreased by more than 10 percent in a 12 month period; or (3) a reassignment of executive’s principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive’s proposed termination date. We may take action to cure executive’s stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

•	A “Change-in-Control” shall be deemed to occur if any of the following occur:

(1)	Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)	A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)	Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)

Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

Kenneth J. Sobaski Employment Agreement. Under our letter agreement with Mr. Sobaski, in the event that Mr. Sobaski’s employment terminates, he is entitled to receive the greater of the severance benefits provided to him under our Senior Executive Severance Plan, or the severance benefits provided for in his letter agreement. Mr. Sobaski’s letter agreement provides that, in the event that Mr. Sobaski’s employment is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below), Mr. Sobaski will be entitled to the following severance benefits: (1) 12 months total compensation (base salary plus target bonus) and (2) senior executive outplacement services for 12 months and provision of certain office support equipment during that period. In the event any such termination follows a change-in-control, Mr. Sobaski’s letter agreement entitles him to receive two times the severance package described above. Severance payments would be made bi-weekly in accordance with our standard payroll practices. As defined in his letter agreement, “cause” means (i) commission of a crime or other act that could materially damage our reputation, (ii) theft, misappropriation or embezzlement of company property, (iii) falsification of company records, (iv) failure to substantially comply with our written policies and procedures, or (v) misconduct directed toward learners, employees or adjunct faculty. “Good reason” as defined in his letter agreement means (i) a change in his position to one with a lower pay grade or lesser responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, (iii) relocation more than 50 miles from his current work location, or (iv) Mr. Shank is no longer chief executive officer and Mr. Sobaski has not been assigned to that position. Our obligation to make the severance payments described above will terminate if Mr. Sobaski breaches any provision the non-competition or confidentiality provisions of the release agreement.

Lois M. Martin Employment Agreement. Under the terms of our letter agreement with Ms. Martin, in the event Ms. Martin’s employment terminates, she is entitled to receive the greater of the severance benefits provided to her under our Senior Executive Severance Plan or the severance benefits provided for in her letter agreement. Ms. Martin’s letter agreement provides that, if Ms. Martin voluntarily terminates her employment for good reason (as defined below), or if her employment is terminated by Capella for a reason other than cause (as described above for Mr. Sobaski’s agreement) or within two years of a change-in-control, she will be entitled to receive severance pay in an amount equal to up to 12 months base salary, outplacement assistance for up to 12 months, a benefits package at the regular employee rate, and 80 percent of her targeted bonus amount for the year of termination (prorated to the date of termination). As defined in her letter agreement, “good reason” includes (i) a change in her position to one with a lower pay grade or less responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, (iii) relocation more than 50 miles from her current work location, or (iv) being temporarily laid off and not reinstated within 90 days. Finally, Ms. Martin’s letter agreement provides that she will be entitled to the highest level of severance benefits available to any other employee under the Senior Executive Severance Plan. Our obligation to make the severance payments described above will terminate if Ms. Martin breaches any provision the non-competition or confidentiality provisions of the release agreement.

Reed A. Watson Employment Agreement. Under our letter agreement with Mr. Watson, in the event that Mr. Watson’s employment terminates, he is entitled to receive the greater of the severance benefits provided to him under our Senior Executive Severance Plan, or the severance benefits provided for in his letter agreement. Mr. Watson’s letter agreement provides that, in the event that Mr. Watson’s employment is terminated without cause (as described above for Mr. Sobaski’s agreement) or he voluntarily terminates his employment for good reason (as defined below), Mr. Watson will be entitled to the following severance benefits: (1) 12 months base compensation and (2) senior executive outplacement services for 12 months. In the event any such termination follows a change-in-control, Mr. Watson’s letter agreement entitles him to receive the severance package described above, as well as 80% of his targeted bonus in the year of termination. As defined in his letter agreement, “good reason” includes (i) a change in his position to one with a lower pay grade or less responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, or (iii) relocation more than 50 miles from his current work location. Our obligation to make the severance payments described above will terminate if Mr. Watson breaches any provision the non-competition or confidentiality provisions of the release agreement.

For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change-in-control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.

In the event that an involuntary termination of the employment of a named executive officer other than for cause has occurred (assuming a change-in-control had not occurred) on December 31, 2007, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)(2)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(3)	Total ($)
Stephen G. Shank	430,000	—	30,000	11,318	471,318
Kenneth J. Sobaski	418,000	206,781	30,000	14,694	669,475
Lois M. Martin	291,000	115,217	30,000	9,827	446,044
Michael J. Offerman	283,000	—	30,000	14,413	327,413
Reed A. Watson	252,000	—	30,000	14,348	296,348

(1)	Equal to 12 months of base salary in effect on December 31, 2007 for all named executive officers.
(2)	Equal to one times the targeted bonus amount for fiscal 2007 for Mr. Sobaski and 80% times the targeted bonus amount for fiscal 2007 for Ms. Martin. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A
(3)	Reflects the employer share of the premiums for our insurance plans for 12 months.

•	For Mr. Shank, includes medical insurance premiums of $10,025; dental insurance premiums of $398; and life insurance premiums of $895.

•	For Mr. Sobaski, includes medical insurance premiums of $13,233; dental insurance premiums of $591; and life insurance premiums of $870.

•	For Ms. Martin, includes dental insurance premiums of $201; life insurance premiums of $605; and expenses related to an annual medical examination of $9,021.

•	For Dr. Offerman, includes medical insurance premiums of $13,233; dental insurance premiums of $591; and life insurance premiums of $589.

•	For Mr. Watson, includes medical insurance premiums of $13,233; dental insurance premiums of $591; and life insurance premiums of $524.

In the event of a change-in-control, if within 24 months of the change in control a voluntary termination of the employment of a named executive officer for good reason, or an involuntary termination other than for cause, had occurred on December 31, 2007, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)(2)	Value of Accelerated Options ($)(3) (4)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(5)	Total ($)
Stephen G. Shank	430,000	204,270	1,721,311	30,000	16,977	2,402,558
Kenneth J. Sobaski	836,000	413,562	5,625,675	30,000	22,042	6,927,279
Lois M. Martin	582,000	288,042	2,348,903	30,000	19,253	3,268,198
Michael J. Offerman	566,000	224,624	1,378,297	30,000	21,621	2,220,542
Reed A. Watson	504,000	200,220	2,557,125	30,000	21,523	3,312,868

(1)	Equal to 24 months of base salary in effect on December 31, 2007 for all named executive officers, other than Mr. Shank. Mr. Shank’s base salary amount is equal to 12 months of his base salary in effect on December 31, 2007. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.
(2)	Equal to two times the targeted bonus amount for fiscal 2007 for all named executive officers, other than Mr. Shank. Mr. Shank’s target bonus amount is 80% of his targeted bonus amount for fiscal 2007. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.
(3)	Based on the closing price of our common stock on December 31, 2007, the last trading day of fiscal 2007, of $65.46.
(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within 3 years of the change-in-control.
(5)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

•	For Mr. Shank, includes medical insurance premiums of $15,038; dental insurance premiums of $597; and life insurance premiums of $1,342.

•	For Mr. Sobaski, includes medical insurance premiums of $19,850; dental insurance premiums of $887; and life insurance premiums of $1,305.

•	For Ms. Martin, includes dental insurance premiums of $302; life insurance premiums of $909; and $9,021 for a medical examination each year for two years, totaling $18,042.

•	For Dr. Offerman, includes medical insurance premiums of $19,850; dental insurance premiums of $887; and life insurance premiums of $884.

•	For Mr. Watson, includes medical insurance premiums of $19,850; dental insurance premiums of $887; and life insurance premiums of $786.

Summary of Other Provisions—Termination of Employment

Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•

Under the terms of our stock option plans and stock incentive plan, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. If a termination due to disability had occurred on December 31, 2007, the value of the accelerated options for each named executive officer would have been as follows: Mr. Shank—$1,721,311; Mr. Sobaski—$5,625,675; Ms. Martin—$2,348,903; Dr. Offerman—$1,378,297 and Mr. Watson—$2,557,125.

•

Under the terms of our long term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

Retirement. Senior executive officers (which currently includes all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•

Under the terms of our 2005 Stock Incentive Plan, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date. Under the terms of our 1999 Stock Option Plan, the employee has up to three months post-termination to exercise any options which were vested as of the termination date. Under the terms of our 1993 Stock Option Plan, the employee has up to sixty days post-termination to exercise any options which were vested as of the termination date.

•

The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death.

•

Upon death, all stock options issued under the 1999 Stock Option Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. If a termination due to death had occurred on December 31, 2007, the value of the accelerated options for each named executive officer would have been as follows: Mr. Shank—$1,721,311; Mr. Sobaski—$5,625,675; Ms. Martin—$2,348,903; Dr. Offerman—$1,378,297 and Mr. Watson—$2,557,125.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2007, all compensation that our company paid to our directors. We did not pay any director compensation in 2007 to Mr. Shank because he is our employee. We did not pay any director compensation to Mr. Holmes prior to his resignation on July 12, 2007 because he declined to receive such compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
James A. Mitchell	46,250	32,494	78,744
David W. Smith	45,000	37,249	82,249
Darrell R. Tukua	16,250	70,930	87,180
Jeffrey W. Taylor	40,000	32,494	72,494
Jody G. Miller	45,000	32,494	77,494
Jon Q. Reynolds	40,000	32,494	72,494
S. Joshua Lewis	40,000	32,494	72,494
Andrew M. Slavitt	10,000	19,506	29,506
Sandra E. Taylor	40,000	58,220	98,220

(1)	Fees reflect annual retainer and committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2007.

(2)	Valuation is based on the stock-based compensation expense we recognized during 2007 for financial statement purposes under FAS 123(R) for awards granted in 2007 and prior years utilizing assumptions discussed in Note 10 to our consolidated financial statements for the year ended December 31, 2007, but disregarding the estimate of forfeitures.
(3)	The following table shows the aggregate number of shares underlying outstanding stock options held by our directors as of December 31, 2007.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unxercisable (#)
James A. Mitchell	20,496	20,496	—
David W. Smith	—	—	—
Darrell R. Tukua	18,993	18,993	—
Jeffrey W. Taylor	6,996	6,996	—
Jody G. Miller	4,496	4,496	—
Jon Q. Reynolds	1,996	1,996	—
Sandra E. Taylor	11,996	4,496	7,500
S. Joshua Lewis	14,496	14,496	—
Andrew M. Slavitt	10,000	—	10,000

(4)	The following table shows the grant date fair value of all stock option awards made to our directors in fiscal 2007.

Name	Grant Date Fair Value of Option Awards in Fiscal 2007 ($)
James A. Mitchell	32,494
David W. Smith	32,494
Darrell R. Tukua	65,005
Jeffrey W. Taylor	32,494
Jody G. Miller	32,494
Jon Q. Reynolds	32,494
Sandra E. Taylor	32,494
S. Joshua Lewis	32,494
Andrew M. Slavitt	230,299

In 2007, we implemented our previously disclosed public company board compensation package. This includes payment of an annual cash retainer of $32,500, paid quarterly, to non-employee directors, for fees associated with board and committee service. This cash retainer was increased to $40,000 effective July 1, 2007. The chairs of the Governance and Compensation Committees, and our lead director, received an additional cash retainer of $5,000, paid quarterly, and the chair of the Audit Committee received $7,500, paid quarterly. Effective July 1, 2007, the chair fees for the Compensation and Audit Committees were increased to $7,500 and $10,000 respectively. Ms. Miller and Mr. Smith received $5,000, Mr. Mitchell $6,250, and Mr. Tukua $8,750 in 2007, paid quarterly. Each non-employee director (except Mr. Holmes, who declined) also received an annual stock option grant valued at $32,500 or the option to purchase 1,996 shares of our common stock under the 2005 Stock Incentive Plan, with the exception of Mr. Tukua who received an option to purchase 3,993 options. These options vested in full immediately upon grant. Also, any non-employee director who wishes to receive stock options in lieu of cash compensation may elect this form of payment, and in 2007 Mr. Tukua made this election. The number of shares subject to such stock options is determined by dividing the cash retainer by the Black-Scholes value based on the closing price of our common stock on the grant date. These options are also vested in full immediately upon grant. Through 2007, new non-employee directors who joined the board received an option to purchase 10,000 shares of our common stock, with a four year vesting schedule, granted upon election.

Mr. Slavitt, who joined the Board on August 29, 2007 received an option to purchase 10,000 shares of our common stock upon his election to the Board. All stock options issued to directors have an exercise price equal to the closing price of our common stock on the date of grant, and a term of seven years. We will reimburse all directors for reasonable expenses incurred to attend our board and board committee meetings.

The Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member’s interests with the shareholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2007 by:

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Other than Stephen G. Shank, we are not aware of any person who beneficially owns more than 5% of our voting securities. Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of December 31, 2007, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 17,363,017 shares of our common stock outstanding on December 31, 2007. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Directors, Director Nominee and Named Executive Officers
Stephen G. Shank (a)	1,966,645	11.3%
Kenneth J. Sobaski (b)	82,545	*
Michael J. Offerman (c)	72,124	*
Lois M. Martin (d)	86,099	*
Reed A. Watson (e)	19,000	*
Mark N. Greene	0	*
S. Joshua Lewis (f)	19,271	*
Jody G. Miller (g)	4,746	*
James A. Mitchell (h)	31,171	*
Jon Q. Reynolds, Jr. (i)	618,941	3.6%
Andrew M. Slavitt	0	*
David W. Smith (j)	14,415	*
Jeffrey W. Taylor (k)	7,716	*
Sandra Taylor (l)	4,746	*
Darrell R. Tukua (m)	19,243	*
All directors and executive officers as a group (18 persons) (n)	2,969,554	16.8%

*	Less than 1%
(a)	Consists of (1) 1,569,740 shares held by Mr. Shank, (2) 126,013 shares held by Judith F. Shank, Mr. Shank’s wife, (3) 112,183 shares controlled by Mary Shank Retzlaff, Mr. Shank’s daughter, as trustee of the Stephen G. Shank 2007 Grantor Retained Annuity Trust, (4) 112,182 shares controlled by Susan Shank, Mr. Shank’s daughter, as trustee of the Judith F. Shank 2007 Grantor Retained Annuity Trust, (5) 28,700 shares controlled by Mr. Shank as trustee of the Shank Family Foundation, (6) 14,016 shares underlying options granted to Mr. Shank that are exercisable within 60 days, and (7) 3,811 shares held by the Capella Retirement Savings Plan for Mr. Shank’s account.

(b)	Consists of (1) 82,500 shares underlying options granted to Mr. Sobaski that are exercisable within 60 days, and (2) 45 shares held by the Capella Retirement Savings Plan for Mr. Sobaski’s account.
(c)	Consists of (1) 9,542 shares held by Dr. Offerman, (2) 825 shares held in an IRA for the benefit of Dana Offerman, Dr. Offerman’s wife, (3) 59,198 shares underlying options granted to Dr. Offerman that are exercisable within 60 days, and (4) 2,559 shares held by the Capella Retirement Savings Plan for Dr. Offerman’s account.
(d)	Consists of (1) 2,500 shares held by Ms. Martin, (2) 83,167 shares underlying options granted to Ms. Martin that are exercisable within 60 days, and (3) 432 shares held by the Capella Retirement Savings Plan for Ms. Martin’s account.
(e)	Consists of (1) 250 shares held by Mr. Watson, and (2) 18,750 shares underlying options granted to Mr. Watson that are exercisable within 60 days.
(f)	Consists of (1) 4,775 shares owned by Boundary Creek LLC, of which Mr. Lewis is the managing member, and (2) 14,496 shares underlying options granted to Mr. Lewis that are exercisable within 60 days.
(g)	Consists of (1) 250 shares held by Ms. Miller, and (2) 4,496 shares underlying options granted to Ms. Miller that are exercisable within 60 days.
(h)	Consists of (1) 10,675 shares controlled by Mr. Mitchell, as trustee of the James A. Mitchell Trust; and (2) 20,496 shares underlying options granted to Mr. Mitchell that are exercisable within 60 days.
(i)	Consists of (1) 605,483 shares held owned by TCV V, L.P. (“TCV V”), (2) 11,462 shares owned by TCV Member Fund, L.P. (“Member Fund”), and (3) 1,996 shares underlying options granted to Mr. Reynolds that are exercisable within 60 days. Each of TCV V and Member Fund has the sole power to dispose or direct the disposition and voting of its respective shares. Technology Crossover Management V, L.L.C. (“Management V”), as a general partner of each of TCV V and Member Fund, may also be deemed to have the sole power to dispose or direct the disposition of, and to direct the vote of, the shares held by each of TCV V and Member Fund. Management V disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Each of Jon Q. Reynolds, Jr., a director of Capella, Jay C. Hoag, Richard H. Kimball, John L. Drew, Henry J. Feinberg and William J.G. Griffith IV (collectively, the “Management V Members”) is a Class A member of Management V, and under the operating agreement of Management V, the Management V Members have the shared power to dispose or direct the disposition of, and the shared power to direct the vote of, the shares held by each of TCV V and Member Fund. Each of the Management V Members disclaims beneficial ownership of the securities owned by each of TCV V and Member Fund except to the extent of their pecuniary interest therein.
(j)	Consists of 14,415 shares held by Mr. Smith.
(k)	Consists of (1) 720 shares held by Mr. Taylor, and (2) 6,996 shares underlying options granted to Mr. Taylor that are exercisable within 60 days.
(l)	Consists of (1) 250 shares held by Ms. Taylor, and (2) 4,496 shares underlying options granted to Ms. Taylor that are exercisable within 60 days.
(m)	Consists of (1) 250 shares held by Mr. Tukua, and (2) 18,993 shares underlying options granted to Mr. Tukua that are exercisable within 60 days.
(n)	Includes (1) 347,187 shares underlying options granted to our directors and executive officers that are exercisable within 60 days, and (2) 9,152 shares held by the Capella Retirement Savings Plan for the accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transaction Approval Policy

In March 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company as a director, officer or employee;

•	transactions available to all employees or all shareholders of our company on the same terms;

•

transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.

Currently and during 2007, our company was not party to any transactions that were determined to be related party transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	1,323,413	(1)	$23.12	2,243,643	(2)
Equity Compensation Plans Not Approved by Securityholders	none		—	none

Total	1,323,413	(1)	$23.12	2,243,643	(2)

(1)	Includes outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan, the Capella Education Company 1999 Stock Option Plan, and the Capella Education Company 1993 Stock Option Plan.
(2)	Includes 1,793,643 shares available for future issuances under the Capella Education Company 2005 Stock Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2007, except that (i) one report filed for Dr. Offerman during 2006 failed to disclose 825 shares indirectly owned by his wife, which mistake was corrected on a subsequent filing; and (ii) one report was filed late for Mr. Lewis, reporting a distribution of shares by Salmon River Capital I on October 8, 2007.

ADDITIONAL INFORMATION

Our 2007 Annual Report and our Annual Report on Form 10-K for fiscal year 2007, including financial statements, are being mailed with this proxy statement. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2007 Annual Report and Annual Report on Form 10-K.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007, may do so without charge by writing to Investor Relations, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

Gregory W. Thom
Secretary

Dated: March 24, 2008

ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 13, 2008 9:00 a.m. State Theatre 805 Hennepin Avenue Minneapolis, Minnesota 55402

Capella Education Company 225 South Sixth Street, 9th Floor Minneapolis, MN 55402	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, appoints Stephen G. Shank and Gregory W. Thom, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the State Theatre, 805 Hennepin Avenue, Minneapolis, Minnesota 55402 on Tuesday, May 13, 2008 at 9:00 a.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy if you are a shareholder of record

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, through 11:59 p.m. (CT) on Monday, May 12, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cpla/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, through 11:59 p.m. (CT) on Monday, May 12, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Capella Education Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors:	01 Mark N. Greene 02 Jody G. Miller 03 James A. Mitchell 04 Stephen G. Shank 05 Andrew M. Slavitt	06 David W. Smith 07 Jeffrey W. Taylor 08 Sandra E. Taylor 09 Darrell R. Tukua	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve the Capella Education Company Annual Incentive Plan.	☐ For	☐ Against	☐ Abstain

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.